EXHIBIT 99.1

135 East Maumee Street	Adrian, Michigan 49221	pavilionbancorp.com

MEDIA RELEASE

For Immediate Release - December 26, 2006

Contact:	Douglas L. Kapnick, Chairman of the Board Melissa Covell, Corporate Secretary Tel: (517) 266-5035 mcovell@bankoflenawee.com

Pavilion Bancorp Announces Regular Fourth Quarter Cash Dividend and Special Dividend

Adrian, MI: The Board of Directors of Pavilion Bancorp, Inc., the parent company of the Bank of Lenawee, has announced the following two cash dividends payable January 31, 2007 to shareholders of record on January 17, 2007:

•	A regular quarterly cash dividend of $.25 per share on the common stock. This constitutes a $.01 increase in the regular quarterly cash dividend.
•	A special, additional dividend of $.10 per share on the common stock.

About Pavilion Bancorp, Inc.
Pavilion Bancorp, Inc. is the parent company of Bank of Lenawee. Pavilion Bancorp, Inc. is traded on the OTC Bulletin Board under the symbol PVLN. Investor relations information is available at pavilionbancorp.com.